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EXHIBIT 99.3

Centennial Specialty Foods Updates
Tenant Matters

        DENVER, COLORADO—February 15, 2005

        Centennial Specialty Foods Corporation's (NASDAQ: CHLE; Boston Stock Exchange) wholly-owned subsidiary, Stokes Canning Company ("Stokes") has been notified that its tenant and sole supplier ("tenant") has initiated litigation against Stokes. The lawsuit, which was filed in Adams County Colorado, relates to the wastewater treatment project for the production facility. The tenant contends that the cost of the wastewater project should be paid by Stokes. Additionally, the tenant contends that certain other anticipated future capital improvements for the facility should be paid for by Stokes. Stokes disputes the tenant's claims that the cost of the wastewater treatment project or the costs of future capital improvements are the responsibility of Stokes. Stokes will vigorously defend any and all claims by the tenant, as well as vigorously assert appropriate counterclaims, including the matters discussed below.

        Stokes has also determined that the tenant is in default under certain provisions in each of the Lease Agreement, Co-Pack and Warehousing Agreement and EBITDA Overview Committee Agreement, dated January 26, 2001 (collectively the "Agreements"). These defaults are monetary and non-monetary. Stokes has notified the tenant of the various defaults.

        Centennial Specialty Foods Corporation is a distributor of ethnic Southwestern food products. Its products are sold under the Stokes and Ellis labels, two well-known Southwestern brands that date back almost 100 years. Principal channels of distribution for Centennial's products are grocery retailers, superstores and club stores in Colorado, Arizona, California and, to a lesser extent, several major metropolitan markets in adjoining states. More information about Centennial can be found on its website at www.centennialspecialtyfoods.com

        Note Regarding Forward Looking Statements:

        Certain matters discussed in this press release could contain forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from current trends or expected results. We identify forward looking statements through our use of words such as "expect," "believe," "project," "anticipate," and similar expressions. These risks that may affect our ability to achieve forward-looking statements are discussed in our final prospectus in the section entitled "Risk Factors" and other documents that are on file with the Securities and Exchange Commission.

        For further information, please contact Jeffrey Nieder, CEO or Douglas Evans, CFO at (303) 292-4018.

        Stokes and Ellis are registered trademarks of Centennial Specialty Foods Corporation.

        SOURCE: Centennial Specialty Foods Corporation

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Centennial Specialty Foods Updates Tenant Matters